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                                                                   Exhibit 10.13

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                           COMMERCIALIZATION AGREEMENT

         THIS COMMERCIALIZATION AGREEMENT ("Agreement") is entered into and made as of September 14, 2001, by and between

         SUMITOMO PHARMACEUTICALS CO. LTD., a company organized, resident and existing under the laws of Japan, with its principal place of business at 2-8, Doshomachi 2-chome, Chuo-ku, Osaka, Japan (hereinafter "SUMITOMO") and

         NOVIRIO B.V., a company organized, resident and existing under the laws of The Netherlands, with its principal place of business at Locatellikade 1, 1076 AZ Amsterdam, The Netherlands (together with its Affiliates, hereinafter "NOVIRIO").

                                    RECITALS

         NOVIRIO and SUMITOMO are parties to a DEVELOPMENT AGREEMENT dated as of June 29, 2001 relating to the development and registration of the LdT Drug Product for indications related to the treatment of hepatitis B;

         NOVIRIO and SUMITOMO have agreed that SUMITOMO will have the exclusive right to commercialize LdT Drug Product in the Territory.

         In accordance with the provisions of the DEVELOPMENT AGREEMENT, NOVIRIO and SUMITOMO wish to enter into this COMMERCIALIZATION AGREEMENT, pursuant to which the terms and conditions of the commercialization of LdT Drug Product in the Territory are stipulated.

         In consideration of the Recitals and the mutual covenants set forth in this Agreement, the Parties agree as set forth below.

         ARTICLE 1. DEFINITIONS.

1.1 "Affiliate" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party. For purposes of this paragraph 1.1, "control" will mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.
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1.2 "Adverse Drug Reaction" means the definition as provided in the ICH E2A harmonized Clinical Safety Data Management guideline.

1.3 "Approved Product" means the LdT Drug Product for which Regulatory Approval has been obtained in the Territory.

1.4 "Commercially Reasonable Efforts" means "best practices" efforts and resources normally used by a party for a compound or product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the potential profitability of the applicable product, and other relevant factors. It is anticipated that the level of efforts and resources may change at different times during the product life cycle of a compound or product. With respect to best practices for the LdT Drug Product the parties will from time to time discuss in the Joint Committee those practices which are appropriate in terms of profitability and effectiveness for the marketing promotion and sales of LdT Drug Product in the Territory. Neither Party's opinion regarding the best practice will be unreasonably rejected at the discussion of the Joint Committee. In cases of reasonable disagreement of the Parties, the informed opinion of independent third parties will be considered as guidance for each of the Parties in the Joint Committee.

1.5 "Commercialization Plan" means the comprehensive plan for commercialization of LdT Drug Product in the countries within the Territory to be prepared by SUMITOMO. The Commercialization Plan will describe the overall plan for commercializing, in each country within the Territory, the LdT Drug Product and will, without limitation, detail (i) a comprehensive marketing, sales, pricing and distribution strategy for LdT Drug Product in all countries within the Territory; and (ii) anticipated Launch Date, estimated market and sales forecasts in numbers of patients and local currency, and competitive analysis for the LdT Drug Product.

1.6 "Confidential Information" means all Know-How, Technical Information (as each is hereinafter defined) or other information (whether or not patentable), including, without limitation, proprietary information and materials (including tangible manifestations thereof) constituting to the extent applicable or regarding a Party's technology, products, business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary, materials, Know-How or other information which is disclosed by a Party in tangible, oral, electronic, optical or other form, or is disclosed in writing without an appropriate letter, stamp or legend, will constitute Confidential Information of a Party if the disclosing Party, within thirty (30) Days after such disclosure, delivers to the other Party a written document or documents describing the materials, Know-How or other

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information and referencing the place and date of such oral, visual, electronic, optical, written or other disclosure and the names of the persons to whom such disclosure was made. Notwithstanding the foregoing, the Parties expressly agree that all information and data relating to the LdT Drug Product, results of non-clinical and clinical studies of the LdT Drug Product, all information contained in submissions to the Regulatory Authorities, LdT Drug Product pricing, marketing and sales strategies, plans and related information will for all purposes hereof be deemed to be Confidential Information.

1.7 "Control" or "Controlled" in the context of intellectual property rights means rights to intellectual property sufficient to allow a grant of rights without any obligation to any Third Party.

1.8 Current Good Manufacturing Practices ("cGMP") means "current good manufacturing practices" as defined pursuant to the Pharmaceutical Laws and as set forth in 21 CFR Part 211 and other applicable regulations promulgated thereunder as in effect from time to time, and any other methods used in, and facilities and controls used for, the manufacturing, testing, validation, labeling, packaging, storage, shipment and installation of any and all pharmaceutical products, equipment and related materials to ensure that such products and materials meet the legal requirements for safety and effectiveness as established by the U.S. Food and Drug Administration and any successor agency of the United States government ("FDA") and such standards of good manufacturing practices as are required by other organizations, governments and Regulatory Agencies in countries within the Territory in which the LdT Drug Product is intended to be sold, to the extent such standards are not inconsistent with United States standards for cGMP.

1.9 "Days" means days [**]

1.10 "Development Agreement" means the Development Agreement by and between the Parties dated as of June 29, 2001, as the same may be subsequently amended, modified or supplemented.

1.11 "Effective Date" means the execution date of this Agreement.

1.12 "Field" means the use of the LdT Drug Product for the treatment of hepatitis B in humans.

1.13 "First Calculation Period" has the definition given to such term in Section
3.6 (2c) of this Agreement.

1.14 "GMPI" has the definition given to such term in Section 3.11(c) of this Agreement

1.15 "Know-How" means any information, data and materials, including, without limitation ideas, formulas, methods, procedures, compositions, compounds and inventions, that are owned or otherwise Controlled by a Party relating to the LdT Drug Product.



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1.16 "LdT Drug Product" means drug substance, formulation intermediate, or a product prepared from [**] including but not limited to finished dosage form ready for administration to a patient as a pharmaceutical product.

1.17 "Launch Date" means the date of first commercial shipment of the LdT Drug Product by SUMITOMO, its Affiliates or Permitted Sub-Distributors as defined in
Section 1.22 to Third Parties in a country in the Territory.

1.18 "Net Sales" means, with respect to the LdT Drug Product, the gross amount invoiced by SUMITOMO and/or its Affiliates or Permitted Sub-Distributors on sales or other dispositions of LdT Drug Product to Third Parties, less the following deductions if not already deducted in the amount invoiced:

                  (a) [**] by the [**], actually allowed and properly taken directly with respect to sales of LdT Drug Product, as reflected in the amount invoiced;

                  (b) [**] other taxes imposed upon and paid directly with respect to the production, sale, delivery or use of the LdT Drug Product (excluding national, state or local taxes based on income), as reflected in the amount invoiced;

                  (c) amounts [**] of LdT Drug Product; and

                  (d) amounts [**] of LdT Drug Product provided however that any such [**] amounts and are intended to promote the sale of LdT Drug Product and [**], its Affiliates or Permitted Sub-Distributors.

         Additionally, (i) in the case of any sale or other disposal of LdT Drug Product by SUMITOMO to its Affiliates [**], the Net Sales will be calculated as [**] on the [**] which is not [**]; (ii) in the case of any sale [**], Net Sales will be calculated [**] the LdT Drug Product is [**]; and (iii) in the case of any sale or other disposal of the LdT Drug Product for [**], such as [**] Net Sales will be calculated as above [**] of LdT Drug Product in the country within the Territory where such sale or disposition occurred.

         Such amounts will be determined from the books and records [**], which books and records will be maintained in accordance with generally accepted accounting principles, consistently applied.

         In the event the LdT Drug Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product will be determined by [**] (as defined herein), during the applicable reporting period, [**]e of the LdT Drug Product [**] and [**] in the Combination Product when sold [**], in each case during the applicable reporting period or, if sales of both the LdT Drug Product and the other product(s) did not occur in such period, then

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\in the most recent reporting period [**]. In the event that [**] cannot be determined for [**] the LdT Drug Product and [**] the Combination Product, Net Sales will be calculated by [**] the Combination Product by [**] and [**] in the Combination Product. In such event, NOVIRIO will in good faith make a determination of the respective fair market values of the LdT Drug Product [**] in the Combination Product, and will notify SUMITOMO of such determination and [**]. SUMITOMO will have the right to review such determination and supporting data.

As used above, the term "Combination Product" means any pharmaceutical product that consists of a LdT Drug Product [**]

1.19 "NOVIRIO Patent Rights" means all United States and/or foreign patents or patent applications listed on the attached Exhibit A (together with any subsequent modifications, amendments or supplements thereto), the patents issuing from the pending applications, any patent applications filed hereafter, and all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereto relating to the LdT Drug Product, or relating to NOVIRIO Technology, which NOVIRIO either owns or to which NOVIRIO otherwise has the right to grant licenses during the Term that claim the LdT Drug Product its manufacture or method of use, respectively.

1.20 "NOVIRIO Technology" means all Know-How which (a) NOVIRIO either owns, Controls, or to which NOVIRIO otherwise has the right to grant a license, whether patentable or otherwise, and (b) is either listed on Exhibit A to this Agreement (together with any subsequent modifications, amendments or supplements thereto) or is actually used by NOVIRIO in the course of the performance of its obligations under this Agreement.

1.21 "Party" means SUMITOMO or NOVIRIO; "Parties," means SUMITOMO and NOVIRIO.

1.22 "Permitted Sub-Distributors" means Third Parties, which SUMITOMO appoints as distributors of LdT Drug Product pursuant to ARTICLE 3.2(c).

1.23 "Pharmaceutical Laws" means, with respect to the United States, the United States Food, Drug and Cosmetic Act of 1938, as amended from time to time, and the regulations and guidelines promulgated thereunder, and with respect to any other governmental unit in the Territory (whether federal, state, municipal or other), the laws, regulations and guidelines of such governmental unit pertaining to pharmaceuticals, including the development, exportation, importation, use, manufacture, distribution, marketing and/or sale thereof.

1.24 "Procurement Cost" means the actual cost incurred by SUMITOMO in connection with the packaging and labeling of LdT Drug Product provided that: (i) such costs are reasonable and subject to audit by an independent, certified accountant reasonably acceptable to SUMITOMO; (ii) the costs will not be substantially different from the costs of packaging and labeling of other similar products; and (iii) efforts to minimize the actual costs incurred will be undertaken by SUMITOMO independently and upon the reasonable suggestion of NOVIRIO.


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1.25 "Regulatory Approval" means the approval of the data submitted in the original New Drug Application in Japan, or the equivalent application or filing in other countries in the Territory, by or from the relevant Regulatory Authority, which is necessary as a prerequisite for marketing the LdT Drug Product for any indication relevant to the treatment of hepatitis B in a particular country in the Territory.

1.26 "Regulatory Authority" means any governmental authority (whether federal, state, municipal or other) regulating the development, exportation, importation, use, manufacture, distribution, marketing and/or sale of pharmaceuticals or otherwise involved in the granting of Regulatory Approval in any country within the Territory as well as the United States Food and Drug Administration and any successor agency of the United States government ("FDA").

1.27 "Regulatory Documents" means all submissions to Regulatory Authorities and Regulatory Approvals.

1.28 "Specifications" means the specifications for the LdT Drug Product as set forth in accordance with the Regulatory Documents, or as otherwise required by a Regulatory Authority.

1.29 "Technical Information" means (a) techniques and data, including ideas, inventions (including patentable inventions), practices, methods, knowledge, Know-How, trade secrets, skill, experience, documents, apparatus, clinical and regulatory strategies, test data, including pharmacological, toxicological and clinical test data, analytical and quality control data, manufacturing, patent data or descriptions relating to LdT Drug Product, and (b) chemical formulations, compositions of matter, product samples and assays relating to the LdT Drug Product.

1.30 "Tentative Transfer Price" will have the meaning given to such term in
Section 5.3.

1.31 "Term" means the period during which this Agreement is in effect.

1.32 "Territory" means the countries of Japan, Republic of Korea (South Korea), Republic of China (Taiwan) and People's Republic of China (China, including Hong Kong and Macau).

1.33 "Third Party" means any person other than a Party to this Agreement or an Affiliate of a Party to this Agreement

1.34 "Trademark" will have the meaning given to such term in Article 6.

1.35 "$" and "USD" means United States dollars.


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1.36 "Unlawful Goods" means products containing LdT or a counterfeit thereof as an active substance, which infringe NOVIRIO Patent Rights and are imported, manufactured, or sold in any country in the Territory.

1.37 "Valid Claim" means a claim under Novirio Patent Rights that has not been irrevocably abandoned or been held invalid in an unappealable decision of a court or patent office.

         ARTICLE 2. EXCLUSIVITY.

2.1 Subject to the terms and conditions of this Agreement, during the Term, the Parties agree that SUMITOMO and its Affiliates have and will have the sole and exclusive right to commercialize or have commercialized, market or have marketed and sell or have sold LdT Drug Product in the Territory under Novirio Technology and Novirio Patent Rights. SUMITOMO agrees to exclusively purchase all of its requirements of LdT Drug Product from NOVIRIO. SUMITOMO agrees to sell LdT Drug
Product: (i) only in the Territory; and (ii) only under product labeling adopted pursuant to the provisions of this Agreement and Trademarks. Within the Territory, NOVIRIO shall supply all requirements of LdT Drug Product for SUMITOMO's marketing, sales, and distribution in the Territory.

2.2 SUMITOMO may enjoy the sole and exclusive right pursuant to Section 2.1 above through Permitted Sub-Distributors.

         ARTICLE 3. MANUFACTURING, SUPPLY, COMMERCIALIZATION, AND TRANSFER
PRICE.

3.1 Manufacturing and Supply. During the Term, NOVIRIO agrees to manufacture or have manufactured and supply SUMITOMO with, and SUMITOMO agrees to purchase from NOVIRIO LdT Drug Product in formulated finished form, unless the option in
Article 9 of this Agreement has been exercised.

3.2 Commercialization.

                  (a) Diligence. Promptly after the date of receipt of the first Regulatory Approval of LdT Drug Product in each of the countries within the Territory, and continuing thereafter during the Term of this Agreement, SUMITOMO will use Commercially Reasonable Efforts to promote, market, distribute and sell LdT Drug Product in accordance with the Commercialization Plan in each country within the Territory in which Regulatory Approval has been obtained. SUMITOMO's Commercially Reasonable Efforts in this regard will include keeping the LdT Drug Product reasonably available to the public following initial market introduction of the LdT Drug Product. During the Term, SUMITOMO agrees, at its own cost and expense, to make Commercially Reasonable Efforts to maintain, or cause its Affiliates or

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Permitted Sub-Distributors to maintain marketing and sales organizations adequate to enable SUMITOMO to promote, market, distribute and sell LdT Drug Product in accordance with the Commercialization Plan in each country in the Territory in which Regulatory Approval has been obtained. SUMITOMO will make Commercially Reasonable Efforts to keep NOVIRIO advised of general market, economic and regulatory conditions and developments in each country within the Territory. Subject to the provisions of Section 3.2(d) and insofar as SUMITOMO retains the sole and exclusive right pursuant to Section 2.1 hereinabove, SUMITOMO will not and will not permit its Affiliates or Permitted Sub-Distributors to promote other products of Sumitomo, its Affiliates or Permitted Sub-Distributors in such a way as to cause material adverse effect on the sales of LdT Drug Product in the Territory.

                  (b) Product Labeling. Within the Territory, all LdT Drug Product will bear on the product label each of the SUMITOMO name and logo and, to the extent legally permitted, unless otherwise requested by NOVIRIO, the NOVIRIO name and logo (or any successor name and logo) written in English and in the local language. SUMITOMO will, in its reasonable discretion, determine how the NOVIRIO name and logo will be incorporated on the label. All written materials associated with each LdT Drug Product will indicate that the LdT Drug Product was developed and manufactured with the use of NOVIRIO Technology. NOVIRIO will have the right to monitor the LdT Drug Product upon which the NOVIRIO name and logo appear in accordance with reasonable procedures to be agreed upon by the Parties. SUMITOMO will prepare all labeling and packaging for the LdT Drug Product to be sold in any country within the Territory. Prior to its first use, SUMITOMO will submit such labeling and packaging to NOVIRIO for its approval, which approval will not be unreasonably withheld. NOVIRIO will be deemed to have approved such submitted labeling and packaging unless NOVIRIO provides to SUMITOMO reasonable written objection thereto within thirty (30) Days after receipt thereof, provided, however, that NOVIRIO will appropriately shorten such period of thirty (30) Days within which it provides reasonable written objection if Sumitomo so requests in light of the requirements by governments or other reasonable factors.

                  (c) Permitted Sub-Distributors.

                         (1) In Japan, SUMITOMO agrees to sell LdT Drug Product
directly to wholesalers without use of any intermediate distributor, unless agreed by the Parties prior to sale of LdT Drug Product to any intermediate distributor.

                         (2) In each other country within the Territory,
SUMITOMO may, with NOVIRIO's prior written consent, which shall not be unreasonably withheld, engage Permitted Sub-Distributors as distributors of LdT Drug Product. For purposes hereof, Permitted Sub-Distributors are distributors in the relevant countries in the Territory, which are part of normal, and customary distribution channels and with which SUMITOMO has existing distribution arrangements, which will be identified at an appropriate date prior to commercialization. If

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SUMITOMO wishes to appoint any other party as a distributor of LdT Drug Product,
SUMITOMO will seek prior written approval of NOVIRIO, which approval will not be unreasonably withheld or delayed. Such other party will after the consent of Novirio has been obtained be recognized for purposes of this Agreement as a Permitted Sub-Distributor.

                         (3) For avoiding any doubt, this Article 3.2 (c)(3)
shall not be construed as preventing SUMITOMO from marketing or co-marketing LdT Drug Product through or with Affiliates or any Third Parties.

                  (d) Compliance with Law. In marketing, distributing, offering to sell or selling the LdT Drug Product, SUMITOMO will, and will make Commercially Reasonable Efforts to cause its Affiliates and any Permitted Sub-Distributors to comply with all applicable Pharmaceutical Laws, Laws (as hereinafter defined), and all other applicable laws, rules, regulations and guidelines generally accepted in the pharmaceutical industries in the Territory. SUMITOMO will make Commercially Reasonable Effort to notify NOVIRIO of any material changes to applicable Pharmaceutical Laws, Laws and other applicable laws, rules, regulations and guidelines generally accepted in the pharmaceutical industries in the Territory promptly after becoming aware of any change that may affect activities relating to the marketing, distributing, offering to sell or selling of the LdT Drug Product by SUMITOMO, its Affiliates or Permitted Sub-Distributors.

                  (e) No Export. The Parties agree that rights granted hereby to SUMITOMO do not include the right for SUMITOMO to export LdT Drug Product outside of the Territory or to permit or allow Third Parties acquiring LdT Drug Product from SUMITOMO to export LdT Drug Product from the Territory. In the case of bulk purchases of LdT Drug Product by Third Parties, SUMITOMO will not conclude any sale to such Third Party if SUMITOMO has reason to believe that such Third Party is buying LdT Drug Product for export, sale or consumption outside of the Territory, unless the prior express written consent of NOVIRIO has been obtained. Any indication that any party or its affiliates has bought LdT Drug Product for export, sale or use outside of the Territory will be a presumption that such party or affiliate will engage in such acts in the future. NOVIRIO agrees not to export LdT Drug Product to any entities in the Territory except to or at the direction of SUMITOMO nor permit or allow Third Parties to buy LdT Drug Product from NOVIRIO to export such product into the Territory. In the case of bulk purchases of LdT Drug Product by Third Parties, NOVIRIO will not conclude any sale to such Third Party if NOVIRIO has reason to believe that such Third Party is buying LdT Drug Product for export to, sale or consumption inside the Territory, unless the prior express written consent of SUMITOMO has been obtained. Any indication that any Third Party or its affiliates has bought LdT Drug Product for export to, sale or use inside the Territory will be a presumption that such party or entity will engage in such acts in the future.


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                  (f) Pricing. The Parties acknowledge that [**] the commercial value of a pharmaceutical product asset by [**]. SUMITOMO agrees to [**] maximize the long-term commercial value of the LdT Drug Product asset.

                  (g) Collaboration in Commercialization. NOVIRIO and SUMITOMO agree that both parties shall cooperate in maximizing the commercial value and profitability of the LdT Drug Product. Such cooperation between the parties will include an exchange of market and other information on LdT Drug Product. NOVIRIO agrees to promptly refer to SUMITOMO any solicitations or requests to purchase LdT Drug Product it may receive from any customer, prospective customer or sales prospect that has a principal address or place of business within the Territory. NOVIRIO will also refer to SUMITOMO any customer, prospective customer or sales prospect which NOVIRIO knows or has reason to know intends to use the LdT Drug Product in the Territory or which intends to ship LdT Drug Product into the Territory. SUMITOMO agrees to promptly refer to NOVIRIO any solicitations or requests to purchase LdT Drug Product it may receive from any customer, prospective customer or sales prospect, which has a principal address or place of business outside the Territory. SUMITOMO will also refer to NOVIRIO any customer, prospective customer or sales prospect which SUMITOMO knows or has reason to know intends to use the LdT Drug Product outside the Territory or which intends to ship LdT Drug Product outside the Territory.

                  (h) Unlawful Goods

                         (1) With a view to preventing or minimizing the sale of
Unlawful Goods within the Territory, SUMITOMO will use Commercially Reasonable Efforts to actively monitor the markets in each country within the Territory and to take other steps and actions which are reasonably expected of SUMITOMO in light of its capacity and position of SUMITOMO under this Agreement. NOVIRIO agrees to support to the extent commercially reasonable such efforts of SUMITOMO. If, notwithstanding such efforts, SUMITOMO becomes aware of the presence of any Unlawful Goods in the Territory, SUMITOMO will notify NOVIRIO as promptly as possible and propose a meeting of the Joint Committee. At such meeting, the Parties will consult as to what actions may be undertaken to minimize the sale of Unlawful Goods and coordinate their efforts to maximize the prospect of effective enforcement against the sale in the Territory of Unlawful Goods.

                         (2) In the event that at any time more than [**]
percent ([**]%) of the total units of pharmaceutical products sold in any country in the Territory are Unlawful Goods, as determined by an independent Third Party method of assessment which method of assessment is mutually agreed upon by the Parties, the Parties will enter into a good-faith discussion to make new arrangements in such country to minimize sales of Unlawful Goods, and to, where appropriate, improve the business viability of the LdT business of the Parties. Such arrangements may include bringing in a Third Party collaborator in case either Party, in its

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reasonable opinion based on facts, evidenced in writing that Sumitomo's efforts with respect to Unlawful Goods as set forth in above (1) have not been adequate, and in that circumstance, the Parties agree that the exclusive right granted to SUMITOMO pursuant to Article 2 of this Agreement will then automatically convert from an exclusive to semi-exclusive right; provided, however, that in such instance, both Parties also agree to discuss in good faith the needs to modify other commercial terms and conditions of this Agreement in consideration of the viability of SUMITOMO's business of LdT.

                  (i) Non-Compete. With respect to any other biological or pharmaceutical product for the treatment of indications relevant to the treatment of hepatitis B infection in humans, the Parties agree as follows:

                         (1) Existing Products. SUMITOMO and its Affiliates are
at all times allowed to promote, market or sell or assist another Third Party (including Permitted Sub-Distributors) in marketing or selling in any country within the Territory such other products which are currently marketed and sold by SUMITOMO and its Affiliates which products are identified on Exhibit B to this Agreement.

                         (2) Future New Products.

                                    (i) For [**] years after the Launch Date in
each country of the Territory, SUMITOMO and its Affiliates will not promote, market or sell or assist another Third Party (including Permitted Sub-Distributors) in promoting, marketing or selling in any country within the Territory any [**] products for the treatment of hepatitis B virus in humans. In the event that SUMITOMO and/or its Affiliates do so after [**] years from the Launch Date in a country of the Territory, the sole and exclusive right granted to SUMITOMO in such country under Article 2 of this Agreement will automatically convert from exclusive to non-exclusive right.

                                    (ii) Notwithstanding the foregoing, nothing
set forth herein is intended to or will prohibit SUMITOMO and its Affiliates from promoting, marketing or selling or assisting another Third Party (including Permitted Sub-Distributors) in marketing or selling in any country within the Territory any product for the treatment of hepatitis B [**]

                  (j) Post-marketing Clinical Trials. The Parties will comply with all post-marketing clinical trials and drug-monitoring requirements as may be required by applicable Pharmaceutical Laws and Regulatory Approvals in each country within the Territory. The Parties also agree to cooperate in the conduct of any other post-marketing clinical trials, which may be deemed by the Joint Committee (as described in Section 3.3) to be useful or helpful to the marketing and sale of LdT Drug Product. The costs of any post-marketing clinical trials and drug-monitoring requirements, including but not limited to the cost of clinical trial drug supply, will be borne by each Party in relation to its proportionate anticipated benefit therefrom.


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                  (k) Marketing Costs and Product Samples. SUMITOMO acknowledges that NOVIRIO will not be obligated to bear or otherwise have responsibility for payment of any marketing costs incurred by SUMITOMO in connection with SUMITOMO's efforts to market and promote LdT Drug Product.

                  (l) Maintenance of Regulatory Approvals. SUMITOMO will, and SUMITOMO will cause any party, which owns the Regulatory Approval of the LdT Drug Product, as appropriate, to, take any and all necessary steps to maintain Regulatory Approval of the LdT Drug Product in each country within the Territory where such approval is obtained.

                  (m) Implementation of Commercialization Plan. Subject to discussion at the Joint Committee, within the Territory, SUMITOMO will make Commercial Reasonable Efforts to market, distribute and sell LdT Drug Product in accordance with the strategy, policies and procedures set forth in the Commercialization Plan.

3.3 Joint Committee.

                  (a) Establishment. The Parties will establish a Joint Committee, comprised of an equal number of representatives of each of NOVIRIO and SUMITOMO (not to exceed 3 persons from each Party) who will have experience in marketing, distribution and sales. Each Party may include as such representatives those personnel having experience in regulatory affairs or other relevant functions.

                  (b) Purpose. The Joint Committee will be used by the Parties to facilitate the commercialization of LdT Drug Product under this Agreement. At the Joint Committee, the Parties will (i) review the Commercialization Plan,
(ii) monitor, discuss and give advice (especially in light of the experiences gained by Novirio in commercialization outside of the Territory) on the commercialization of LdT Drug Product within the Territory pursuant to the Commercialization Plan, including the planning, manufacturing, marketing, sales and distribution and efforts undertaken to maintain required Regulatory Approvals, (iii) address such other matters as either Party may bring before the Joint Committee.

                  (c) Meetings. The Joint Committee will meet as soon as practicable after the first filing in the country within the Territory first seeking Regulatory Approval of LdT, and thereafter, at least semi-annually during the Term; provided, however, that the Parties agree to hold meetings of the Joint Committee on a quarterly basis for the first two (2) years after the first launch of LdT Drug Product in a country within the Territory. The location of such meetings of the Joint Committee will alternate between NOVIRIO's principal place of business and SUMITOMO's principal place of business, or as otherwise agreed by the Parties. The Joint Committee may also meet by means of a telephone or video conference call. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative, which alternate will have full authority to participate in and discuss matters presented at the meeting. In addition, each Party may, at its discretion, invite other employees or employees of its Affiliates, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the Joint Committee to, among other things, review and discuss the Commercialization Plan, its implementation and results. Either Party may propose a meeting of the Joint Committee when deemed necessary, for example, for the purpose of resolving disputes.

                  (d) Results of Discussion. SUMITOMO will give due consideration to the results of the discussion at meetings of the Joint Committee (including the reasonable opinions of NOVIRIO's representatives) in fulfilling its obligations under this Agreement.

                  (e) Term. The Joint Committee will function during the Term from the date of its first meeting until the date of termination or expiration of this Agreement, unless otherwise agreed by the Parties.

                  (f) Commercialization Plan. As soon as practicable, but in any event not less [**] prior to the earliest anticipated Launch Date, SUMITOMO will submit a Commercialization Plan to the Joint Committee for review. The Commercialization Plan will be updated at least annually by SUMITOMO and each update will be submitted to the Joint Committee for review.

3.4 Program Directors. To oversee and facilitate the implementation of the Commercialization Plan, NOVIRIO and SUMITOMO will each designate a program director prior to the Effective Date. Each Party, at its discretion may, after notice to the other Party, designate a different program director. The program directors will oversee the day-to-day implementation and execution of the Commercialization Plan, will report to the Joint Committee and will be responsible for recommending to the Joint Committee any changes required to effect the implementation of the Commercialization Plan and the maximization of the value of the LdT Drug Product in the Territory.

3.5 Promotional Materials. SUMITOMO will formulate and prepare all marketing and promotional material with respect to both form and content in accordance with the objectives and guidelines set forth in the Commercialization Plan. Each Party will cooperate with the other to minimize the inclusion of information in such Party's marketing and promotional materials, which is or may be inconsistent with the information set forth in the other Party's marketing and promotional materials. The Parties agree to provide final copies of all of its respective marketing and promotional material to the other Party as soon as practicable after production or use.

3.6 Transfer Price.

                  (a) The price payable by SUMITOMO to NOVIRIO for LdT Drug Product (the "Transfer Price") will be computed at the rate and in the manner as set forth below. In each instance, for purposes of computing the Transfer Price, sales and dispositions of LdT Drug Product will be aggregated. The Transfer Price will be calculated [**] based on Net Sales of LdT Drug Product within the entire Territory as follows:

         Transfer Price shall mean (Aggregate annual Net Sales) x (the applicable percentage set forth under the caption A below) less the related Procurement Costs.

                  Aggregate annual Net Sales of LdT Drug Product                            (A)
                  in the Territory
                  Less than $[**] million                                                  [**]%

                  Equal to or greater than $[**] million, but less than $[**]              [**]%
                  million

                  Equal to or greater than $[**] million, but less than $[**]              [**]%
                  million

                  Equal to or greater than $[**] million, but less than $[**]              [**]%
                  million

                  Equal to or greater than $[**] million, but less than $[**]              [**]%
                  million

                  Equal to or greater than $[**] million                                   [**]%


                  (b) Notwithstanding the foregoing, [**] the Transfer Price resulting from the Net Sales as calculated in accordance with the formula set forth in 3.6 (a) above [**]the Transfer Price [**] indicated by NOVIRIO [**] NOVIRIO [**] LdT Drug Product to SUMITOMO based on currently available information), the Transfer Price payable by SUMITOMO to NOVIRIO [**], SUMITOMO [**] to NOVIRIO [**] such Transfer Price [**], SUMITOMO [**] and further which [**] of the [**] SUMITOMO and the [**] of the Parties to this Agreement, the Parties agree [**] in light of the circumstances. If, at such discussion, NOVIRIO is [**] of the [**] to the [**] of NOVIRIO [**], NOVIRIO, [**], will, [**] SUMITOMO, [**] Sumitomo to [**] of NOVIRIO through the appointment of [**] NOVIRIO.

                  (c) As an inducement for NOVIRIO to enter into this Agreement, in addition to the Transfer Price determined in accordance with either subsections (a) or (b) above, when, in the first instance, the annual, aggregate Net Sales of LdT Drug Product in the entire Territory (as computed for purposes of determining the Transfer Price) reaches the thresholds set forth below, SUMITOMO will make the following one (1) time bonus payments upon the confirmation of the achievement of each of the aggregate Net Sales levels set forth below to NOVIRIO in accordance with the calculation as set forth below:

                         (1) Thresholds.

                         Aggregate Net Sales of LdT Drug
                         Product in the Territory               Bonus Amount Due
                         ------------------------               ----------------
                         Equal to $[**] million                 $[**] million

                         Equal to $[**] million                 $[**] million

                         Equal to $[**] million                 $[**] million

                         (2) Calculation. The aggregate Net Sales for the
determination of the bonus payment as referred to in the above is calculated with respect to the 12-month period in the following way:

                  (a) First Year. The relevant calculation period is the 12-month period starting with the first day of the month in which the Launch Date occurs ("First Calculation Period"). SUMITOMO will determine the actual aggregate Net Sales on the basis of its fiscal [**] calculation; provided, that with regard to the portion of the Net Sales corresponding to the months which is a part of a [**] period, a reasonable appropriation will be made based on the average rates of rebates or other means.

                                    By way of example, if the Launch Date occurs
on [**], the First Calculation Period is [**]. The aggregate Net Sales in the entire Territory for that period will be determined by a summation of the following portions, which are calculated in the following manner:

                              (i) for the Net Sales during [**] -- based on
calculation of the actually realized Net Sales, done at timing of the interim book closing of SUMITOMO's fiscal [**].


                              (ii) for the Net Sales during [**] -- based on
calculation of the actually realized Net Sales, done at the timing of the book closing of SUMITOMO's fiscal [**])

                              (iii) for the Net Sales during [**] -- without the
formal book closing, the Net Sales for this two-month period will be approximated based on the sales data for this period and by using average rebate rate during the immediately previous [**] and other items, as appropriate.

                  (b) Subsequent Years. Subsequently, the relevant calculation period is the 12-month period of a fiscal year (April to March), starting with the fiscal year during which the last day of the First Calculation Period occurs.

                  (c) In the event that [**] any country of the Territory, the applicable rate of Transfer Price in such country shall be [**]%; provided, however, that if in NOVIRIO's reasonable opinion, evidenced in writing, sales of [**] LdT Drug Product in the country of the Territory [**], the mechanism of the Transfer Price as referred to in Section 3.6(a) shall continue to apply. For purposes of clarification, the Parties agree that the following computation is an example of the manner in which the Transfer Price will be calculated in the event the applicable rate of the Transfer Price [**] in any one or more countries within the Territory:

                  If Net Sales are $[**] million in China [**] and Net Sales in each of the other countries within the Territory [**] aggregates $[**] million, the Transfer Price payable by SUMITOMO to NOVIRIO prior to deduction of applicable Procurement Costs will be equal to $[**] million.

3.7 Forecasts.

                  (a) As soon as practicable after filing for Regulatory Approval in each country within the Territory and not less than [**] prior to the Launch Date in each country in the Territory, SUMITOMO will, for long-term manufacturing planning purposes, provide to NOVIRIO a non-binding rolling [**] year forecast (based on months within the period and updated at least [**]) of LdT Drug Product supply requirements for each country within the Territory in which filings for Regulatory Approvals have been made or obtained as the case may be.

                  (b) During the Term of this Agreement, SUMITOMO will provide
NOVIRIO: (i) on a quarterly basis, with a non-binding [**] year rolling forecast; and (ii) a written estimate of the quantities of the LdT Drug Product required on a [**] basis during the next [**] [**]. Each such quantity estimate will contain an update of the immediately preceding estimate with respect to the [**] referred to in such preceding estimate. Notwithstanding the foregoing, for the initial [**] period subsequent to the Launch Date in each country within the Territory, SUMITOMO will on a [**] basis, deliver to NOVIRIO updates on the quantity estimates for succeeding [**] and a review of the quantity estimate for the immediately preceding [**] compared to the actual usage.

                  (c) During the Term of this Agreement, SUMITOMO will provide to NOVIRIO all data relating to sales and prescriptions of LdT Drug Product in each country within the Territory within not more than [**] after such data becomes available.

3.8 Firm Orders. SUMITOMO will place firm orders with NOVIRIO for LdT Drug Product requirements at least, [**] in advance of the expected delivery date for the LdT Drug Product, unless otherwise agreed by the parties. NOVIRIO will supply the LdT Drug Product to SUMITOMO as required hereunder, provided SUMITOMO's firm order for the LdT Drug Product is in accordance with the terms and conditions of this Agreement. Such firm orders for the LdT Drug Product placed by SUMITOMO will be made pursuant to a purchase order authorizing manufacture of the LdT Drug Product.

3.9 Delivery; Title. NOVIRIO will ship the LdT Drug Product to a central location at the address supplied by SUMITOMO to NOVIRIO in such quantities and on the dates specified in the SUMITOMO purchase orders via Airfreight CIF INCOTERMS 2000 accompanied by all necessary bills of lading, packing slips, certificates of analysis, certificates of free sale and other reasonably required materials necessary to support the expeditious importation of LdT Drug Product and title to the LdT Drug Product will pass from NOVIRIO to SUMITOMO at the point of destination. SUMITOMO will hold the importer's shonin for the LdT Drug Product and the registration with the Koseiroudousho in Japan and equivalent registration materials in other countries in the Territory. NOVIRIO will be responsible for the cost of freight and insurance.

3.10 Cancellation of Orders. If SUMITOMO cancels a firm order made pursuant to
Section 3.6 hereof, then SUMITOMO will reimburse NOVIRIO for all costs incurred by NOVIRIO as a result of such cancellation, including costs relating to materials, labor, work in progress, obsolete inventory disposal and overhead; however, this obligation will not cover capital costs.

3.11 Quality Assurance.

                  (a) Prior to shipment of LdT Drug Product to SUMITOMO, NOVIRIO will test representative samples of each batch of LdT Drug Product, which is intended for shipment to SUMITOMO. NOVIRIO will conduct or cause such testing to be conducted in accordance with validated approval methods of analysis defined in the Specifications. NOVIRIO will supply SUMITOMO with a certificate of analysis for each batch of LdT Drug Product shipped to SUMITOMO stating that the LdT Drug Product so shipped conforms to the Specifications. The certificate of analysis will be sent in a format mutually agreed upon in writing by the parties at least [**] prior to the first shipment of LdT Drug Product to SUMITOMO.

                  (b) NOVIRIO will retain production samples and batch records from each batch of LdT Drug Product shipped to SUMITOMO for the longer of (i) [**] years after the manufacture of each such batch of LdT Drug Product or (ii) the time period required under cGMP. Upon request, NOVIRIO will provide SUMITOMO's Quality Control Department with production samples of LdT Drug Product and/or copies of completed batch records.

                         (1) Master batch process documentation will be prepared
and approved by NOVIRIO as per its normal procedures. The Parties agree that deviations from master batch process documentation may be necessary from time to time. NOVIRIO agrees to discuss such deviations with SUMITOMO before any proposed shipment of LdT Drug Product involving such deviations. Individual batch process documentation will be photocopied from the approved master and issued for each batch as per NOVIRIO's routine system. Original batch records will be filed securely by NOVIRIO. NOVIRIO will perform all in-process control tests demanded by the approved batch process.

                         (2) SUMITOMO will have the right to test LdT Drug
Product to verify compliance with Specifications and applicable Regulatory Approvals, and NOVIRIO will supply SUMITOMO with its testing procedures. SUMITOMO may, by written notice provided to NOVIRIO within [**] of SUMITOMO's receipt of a shipment of LdT Drug Product, reject all or part of such shipment of LdT Drug Product if, based upon the testing of such LdT Drug Product conducted under this Section 3.11, such LdT Drug Product does not conform with the Specifications or applicable Regulatory Approvals. If SUMITOMO fails to notify NOVIRIO within such [**] period that it is rejecting such LdT Drug Product, SUMITOMO will be deemed to have accepted such LdT Drug Product unless any later notified non-conformance defect or other grounds for rejection can be demonstrated by SUMITOMO as arising from any cause or condition under NOVIRIO's control and the basis for such non-conformance could not have reasonably been discovered by performance of standard acceptance testing by SUMITOMO.

                         (3) Subject to paragraph (f) below, in the event that
testing at SUMITOMO indicates that LdT Drug Product does not conform with Specifications or applicable Regulatory Approvals: (i) SUMITOMO will immediately notify NOVIRIO, (ii) SUMITOMO and NOVIRIO will mutually agree upon a program to determine the cause of the discrepancy and the outcome of such investigation will be used to determine the disposition of the batch; (iii) where appropriate, given the timetable for the agreed upon program, NOVIRIO will take all reasonable steps to ensure expeditious manufacture and shipment of conforming LdT Drug Product; and (iv) shipment of replacement LdT Drug Product will take place the next shipping day following completion of analytical work to demonstrate conformance with Specifications. Shipment will be by the quickest agreed route. At NOVIRIO's expense and NOVIRIO's sole option, the nonconforming shipment will be (i) returned to NOVIRIO or (ii) disposed of by SUMITOMO subject to appropriate issuance of certificates of destruction.

                         (4) If NOVIRIO, after prompt and good faith
consultation with SUMITOMO, disputes any finding by SUMITOMO that the LdT Drug Product does not comply with Specifications, samples of such LdT Drug Product will be forwarded to a Third Party jointly selected by SUMITOMO and NOVIRIO for analysis, which analysis will be performed in compliance with applicable regulatory requirements. The findings of such Third Party regarding the compliance of LdT Drug Product with the Specifications will be binding upon the parties for purposes of this Section 3.11. The cost of such analysis by such Third Party will be borne by the Party whose findings differed from those generated by such Third Party.

                         (5) If, as determined in accordance with this Section
3.11, a shipment of LdT Drug Product does not conform to the Specifications, NOVIRIO will replace such shipment free of charge with a substitute shipment, which meets such Specifications and applicable Regulatory Approvals. If the LdT Drug Product is in inventory, conforming LdT Drug Product will be shipped to SUMITOMO so as to arrive as soon as practicable. If the LdT Drug Product is not in inventory, NOVIRIO will take all reasonable steps to ensure expeditious manufacture of conforming LdT Drug Product, which will be shipped to SUMITOMO on the next shipping day after completion of analytical work to demonstrate conformance with the Specifications in a manner to arrive as soon as possible thereafter.

                  (c) To the extent the obligations of each Party set forth in this Section 3.11 do not comply with the Good Manufacturing Practice Import ("GMPI") guidelines relating to procedures for assuring the quality of the LdT Drug Product, the GMPI guidelines will supercede the procedures set forth above and the Parties will enter into a separate agreement to further detail the respective obligations of each Party to ensure compliance with the applicable GMPI guidelines.

3.12. Regulatory Notices, Inquiries and Inspections. Each Party agrees to notify the other as soon as practicable after its receipt of notifications, inquiries, notifications of or inspection activity by any Regulatory Authority or other authority in regard to or affecting LdT Drug Product. The recipient Party will provide a reasonable description to the other Party of any such inquiries, notifications or inspections promptly. The recipient Party will furnish to the other Party (i) as soon as practicable after receipt thereof, all reports or correspondence issued by the Regulatory Authority in connection with such visit or inquiry, including, but not limited to, any FDA Form 483, Establishment Inspection Reports or warning letters or similar forms of the respective Regulatory Authorities in the countries within the Territory and (ii) unless an immediate response is required, not less than [**] prior to providing a response to Regulatory Authority, copies of any and all documents, responses, or explanations relating to the notifications, inquiries, notification of or inspections set forth above, in each case purged only of trade secrets of the recipient Party that are unrelated to its obligations under this Agreement or are unrelated to LdT Drug Product which the responding Party intends to provide to the respective Regulatory Authority. In the event such Regulatory Authority requests or requires any action to be taken to address any citations, the responsible Party agrees, after consultation with the other Party, to take such action as necessary to address such citations and agrees to cooperate with the other Party with respect to any such citation and/or action taken with respect thereto which affects the responsible Party's ability to perform its obligations arising pursuant to this Agreement or relates to the LdT Drug Product.

3.13 Inspection by SUMITOMO. NOVIRIO will permit SUMITOMO (at its own expense) to visit, during normal business hours and with reasonable advance notice, NOVIRIO's manufacturing facility(ies) and warehouse or any of NOVIRIO subcontractor's facility(ies), subject to the confidentiality provisions of this Agreement, for the purposes of (i) observing the manufacture, packaging, testing and warehousing of LdT Drug Product and to inspect (not more frequently than once per year during the term hereof) for compliance with Pharmaceutical Laws, Laws, cGMPs, applicable regulatory requirements, and the requirements of any applicable Regulatory Approvals; (ii) solving technical or quality problems;
(iii) examining the premises, equipment, procedures and personnel used when producing, testing or controlling LdT Drug

Product; and (iv) inspecting all books and records relating to (i), (ii) or
(iii) maintained by NOVIRIO. NOVIRIO representatives may accompany SUMITOMO's representatives on any such inspection. Upon NOVIRIO's request, SUMITOMO will share the results of any environmental inspection with NOVIRIO. Such inspection does not relieve NOVIRIO of its obligation to comply with the Laws and does not constitute a waiver of any right otherwise available to SUMITOMO.

3.14 Compliance with Environmental and Other Laws and Regulations.

                  (a) In carrying out its obligations under this Agreement, NOVIRIO will comply with all applicable environmental, health and safety laws (current or as amended or added, collectively referred to hereinafter as "Laws"), and will be solely responsible for determining how to comply with such Laws. NOVIRIO represents and warrants that it has, and will use Commercially Reasonable Efforts to cause any contractors with which it engages for purposes of fulfillment of NOVIRIO's obligations under this Agreement to have the appropriate skills, personnel, equipment, permits or approvals necessary to perform its services under this Agreement in compliance with all applicable Laws.

                  (b) NOVIRIO will notify SUMITOMO, in writing, as soon as practicable after the event, of any circumstances, including the receipt of any notice, warning, citation, finding, report or service of process, relating to compliance with the Laws.

3.15 Amendments to Manufacturing Conditions. The manufacturing conditions will be amended or supplemented to comply with cGMPs and to comply with any applicable Regulatory Authority directive and may also be amended or supplemented (including, without limitation, for the purpose of incorporating improvements) from time to time. In the event NOVIRIO intends to amend any manufacturing conditions, including without limitation Specifications or manufacturing process, which amendments may impact the quality of or regulatory matters relating to LdT Drug Product, SUMITOMO will receive prompt advance notice of any such amendments. No such amendment will be filed with any applicable Regulatory Authority or otherwise become effective without the prior written approval of SUMITOMO, which will not be unreasonably withheld. [**] any change which NOVIRIO requests and implements unless the amendment results from changes outside of NOVIRIO's control, including the availability of starting material. In the event that, after the parties have initially agreed upon the manufacturing conditions, SUMITOMO requests that the such conditions be amended, NOVIRIO will receive prompt advance notice of any such amendment for the purpose of determining what, if any, impact the proposed amendment would have on the manufacture of LdT Drug Product to be supplied to SUMITOMO hereunder, and [**] NOVIRIO [**] by NOVIRIO (provided that [**] by SUMITOMO [**] by NOVIRIO) because such amendment requires changes to be made in the processes, equipment, testing procedures or components or manufacture of LdT Drug Product to be supplied to SUMITOMO hereunder. [**]. In the event costs are incurred by

NOVIRIO in implementing an amendment of the manufacturing conditions or Specifications that has been proposed by SUMITOMO or is proposed by NOVIRIO as a result of matters outside of its control and the implementation of such amendment results in an increase in the costs incurred by NOVIRIO to manufacture and supply to SUMITOMO LdT Drug Product, the parties agree to negotiate in good faith an adjustment to the Transfer Price. To the extent applicable, the Parties will comply with GMPI guidelines in connection with any change to the manufacturing conditions or Specifications either Party may request.

3.16 Subcontractors. NOVIRIO will use Commercially Reasonable Efforts to ensure that any contract manufacturers engaged by NOVIRIO or its Affiliates to manufacture LdT Drug Product have sufficient knowledge and expertise to carry out the manufacture of LdT Drug Product and other subcontracted responsibilities. In addition, NOVIRIO will use Commercially Reasonable Efforts to ensure that (i) each such contract manufacturer will be in compliance with cGMPs and will be under the inspection of all relevant Regulatory Authorities and (ii) SUMITOMO will have the right to inspect each such subcontractor's facilities and records as is provided for in Section 3.13 hereof.

         ARTICLE 4. REGULATORY COMPLIANCE.

4.1 Adverse Drug Reaction. The Parties acknowledge that as of the Effective Date and during the Term, each of the Japanese Ministry of Health, Labor & Welfare (Koseiroudousho), US FDA, European and other applicable Regulatory Authorities do and will require reporting of Adverse Drug Reactions wherever they may occur globally in accordance with ICH harmonized guidelines. The Parties will collaborate in such reporting which occurs in relation to LdT Drug Product in accordance with pharmacovigilance arrangements and procedures to be separately agreed by the Parties which arrangements and procedures are designed to facilitate compliance by each Party with applicable Pharmaceutical Laws, ICH harmonized guidelines, GMPI guidelines and other applicable regulations.

4.2 LdT Drug Product Complaints. SUMITOMO will be solely responsible for responding to customer complaints regarding LdT Drug Product in the countries in the Territory. With respect to any such complaints, each Party will have the responsibility for promptly conducting an investigation of any activities conducted by it under this Agreement, which may be relevant to the complaint. Each Party will inform the other Party of the nature, scope and details of such complaint, which requires an investigation by the other Party, and each Party will promptly report the results of such investigation to the other Party. Each Party will cooperate in any investigation by the other Party of each such complaint, which involves the Parties' duties under this Agreement. With regard to customer complaints, the Parties agree to detail procedures in compliance with GMPI and other applicable guidelines in a separate agreement between the Parties.

         ARTICLE 5. REPORTS, AUDITS AND PAYMENTS.

5.1 Reports. SUMITOMO will deliver to NOVIRIO, within [**] after the end of each [**], reasonably detailed written accounting of Net Sales of LdT Product during such preceding [**]. Such [**] reports will indicate: (i) gross sales on a country-by-country basis; (ii) exchange rates used in calculating Net Sales and Transfer Price; and (iii) the calculation of the Transfer Price due to NOVIRIO from such gross sales. [**] of the end of the calendar quarter, SUMITOMO will deliver to NOVIRIO an estimate of the: (i) gross sales on a country-by-country basis; (ii) exchange rates used in calculating Net Sales and Transfer Price; and
(iii) a calculation of the Transfer Price expected to be due to NOVIRIO from such gross sales. SUMITOMO will also deliver to NOVIRIO a market progress report within [**] of the end of each [**] indicating the quantities of LdT Drug Product it has in inventory in each country within the Territory.

5.2 Audits by NOVIRIO. SUMITOMO will keep, and will require its Affiliates or Permitted Sub-Distributors to keep, complete and accurate books of accounts and records for the purpose of detailing the gross sales of LdT Drug Product, Net Sales of LdT Drug Product, the applicable Transfer Price and other amounts payable to NOVIRIO under this Agreement. Such books and records will be maintained at SUMITOMO's principal place of business and/or the place designated by SUMITOMO which will be a location no less convenient than SUMITOMO's principal place of business and be kept for at least three (3) years following the end of the [**] to which they pertain. For the sole purpose of verifying amounts payable hereunder to NOVIRIO, NOVIRIO has a right to cause an independent, certified public accountant reasonably acceptable to SUMITOMO to audit the relevant books, records and accounts of SUMITOMO to confirm the correctness of the report; provided, however, that such auditor shall only report to NOVIRIO whether or not it confirms the correctness, and such auditor shall not provide NOVIRIO with any further findings of the audit. If the review reflects an underpayment of amounts due to NOVIRIO, such underpayment will be promptly remitted to NOVIRIO, together with interest calculated in the manner provided in Section 5.4 below. If the underpayment is equal to or greater than five percent (5%) of the amount that was due, NOVIRIO will be entitled to have SUMITOMO pay all of the costs and expenses of such review. In any other event, NOVIRIO will be responsible for the cost and expense of such audit.

5.3 Payments by SUMITOMO. At the time of receipt by SUMITOMO of LdT Drug Product formulated in accordance with the Specifications at the location in Japan specified by SUMITOMO, SUMITOMO will remit to NOVIRIO, payment of the Tentative Transfer Price. For purposes hereof, the Tentative Transfer Price will be the Transfer Price, which is estimated by SUMITOMO every [**] in view of actual and/or expected sales in the Territory (the "Tentative Transfer Price"). The Parties will reconcile the Tentative Transfer Price with the actual Transfer Price within [**] after SUMITOMO delivers to NOVIRIO the applicable [**] report provided for pursuant to Section 5.1. To the extent any amounts are then deemed due from NOVIRIO to SUMITOMO, such amount will be credited against the next payment of the Tentative Transfer Price due from SUMITOMO to NOVIRIO.

         With respect to sales or other dispositions invoiced in U.S. Dollars, the Net Sales and Transfer Price payable will be expressed in U.S. Dollars. With respect to sales and other disposition invoiced in a currency other than U.S. Dollars, the Net Sales and Transfer Price payable will be expressed in their U.S. Dollar equivalent, calculated using the applicable daily average exchange rate on the last business day of the each [**] to which the accounting relates which is quoted by any large money center bank in the Territory nominated by NOVIRIO, to whose reputation for professionalism and reliability SUMITOMO cannot reasonably object.

5.4 Currency and Method of Payments. All payments under this Agreement will be made in United States dollars by electronic funds transfer to such bank account as NOVIRIO or SUMITOMO, as the case may be, may designate from time to time within no more than twenty (20) Days of invoice or when such payment is due in accordance with the provisions of this Agreement.

5.5 Late Payments and Interest. To the extent payments due under this Agreement are not paid within the specified time period and are not timely, such outstanding sums will accrue interest from the date due. Interest will be computed on any sums that are late and outstanding on the last day of each month, at the prime or other equivalent rate of Citibank N.A. or another mutually acceptable bank, as of the last day of the month immediately preceding the current month, plus three percent (3%) (or the highest interest rate permissible under applicable law, whichever is lower), compounded on a monthly basis.

5.6 Tax Withholding. Each Party and its respective Affiliates will use all reasonable and legal efforts to reduce tax withholding on payments made to the other Party hereunder. Notwithstanding such efforts, if either Party concludes that tax withholdings under the laws of any country are required with respect to payments to the other Party, such paying Party will withhold the required amount and pay it to the appropriate governmental authority. In such a case, the paying Party will promptly provide the other Party with original receipts or other evidence reasonably desirable and sufficient to allow the other Party to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

5.7 Blocked Payments. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for either Party, its Affiliates or, in the case of SUMITOMO, Permitted Sub-Distributors, to transfer, or have transferred on its behalf, payments to the other Party, such payments will be deposited to the extent possible in USD (or in the absence of availability of USD, local currency) in the relevant country to the credit of the Party to which the amount is due in a recognized banking institution designated by the Party to which the amount is due or, if none is designated by the Party to which the amount is due within a period of ten (10) Days, in a recognized banking institution selected by the paying Party, as the case may be, and identified in a notice in writing given to the Party to which the amount is due.

         ARTICLE 6. TRADEMARKS, LOGOS AND PATENTS

6.1 Trademarks. Not less than [**] prior to the intended use, SUMITOMO will propose to NOVIRIO trademarks SUMITOMO intends to use in connection with the marketing, sale and distribution of LdT Drug Product in the Territory. Upon receipt of NOVIRIO's written approval, which approval may not be unreasonably withheld, such proposed trademark(s) will become the trademark (the "Trademark") for the LdT Drug Product in the Territory.

6.2 Trademark Ownership. In the Territory, the Trademark will be owned by SUMITOMO.

6.3 Rights upon Termination of Agreement. In the event that this Agreement is terminated for reasons other than a breach by NOVIRIO of its obligation hereunder, SUMITOMO will assign to NOVIRIO the right to use the Trademark in such countries or all countries, as the case may be, within the Territory. SUMITOMO further agrees to perform all acts and execute and deliver any and all documents, instruments and assignments to effect such assignment without cost or expense to NOVIRIO.

6.4 Use and Maintenance of Trademark. At its cost and expense, SUMITOMO will comply with all legal requirements pertaining to the filing, prosecution and maintenance of the Trademark in each country within the Territory.

6.5 Infringement of Trademark. If SUMITOMO becomes aware of any infringement of the Trademark within the Territory, SUMITOMO will, at its own cost and expense, utilize Commercially Reasonable Efforts and take such measures as are determined by it to be appropriate for the protection of its rights in the Trademark.

6.6 Ownership of Inventions. All developments, inventions and discoveries relating to the NOVIRIO Technology and improvements to the NOVIRIO Patent Rights ("Novirio Developments"), [**] during the Term shall be [**]. The Parties agree that Novirio Developments will be deemed to be a part of the NOVIRIO Technology and NOVIRIO hereby grants to SUMITOMO a paid-up License in the Territory to such NOVIRIO Developments for use in the Field. Notwithstanding the foregoing, the Parties agree that the rights granted hereby to the NOVIRIO Developments do not include any substances, compounds or drug products other than the LdT Drug Product. All NOVIRIO Developments, [**] shall be owned jointly by SUMITOMO and NOVIRIO (such developments etc. are referred to as "Jointly-owned Developments"), and it is agreed by the Parties that SUMITOMO and NOVIRIO may utilize such Jointly-owned Developments, including filing of patent applications, in the Territory and outside of the Territory, respectively.

6.7 Third Party Infringement.

                  (a) Infringement Action. SUMITOMO will notify NOVIRIO of any actual or alleged Third Party infringement of NOVIRIO Patent Rights in the Territory. Within ninety (90) Days of becoming aware of the actual or alleged infringement in the Territory of the NOVIRIO Patent Rights, NOVIRIO will institute an infringement suit or take other appropriate action that it believes is reasonably required to protect the NOVIRIO Patent Rights.

                  (b) Costs. [**] will assume and pay [**] incurred in connection with any litigation or proceedings described in this Section 6.7, including, without limitation, the fees and expenses of counsel [**].

                  (c) Recoveries. Any recovery obtained by NOVIRIO as a result of any proceeding described in this Section 6.7 or from any counterclaim or similar claim asserted in a proceeding described in Section 6.8, by settlement or otherwise, will be applied in the following order of priority:

                           (i) first, to reimburse each Party for all litigation
costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party's respective litigation costs, to the extent the recovery was less than all such litigation costs); and

                           (ii) second, the remainder of the recovery will be
paid seventy-five percent (75%) to the Party bringing the lawsuit and twenty-five percent (25%) to the other Party.

                  (d) Cooperation; Settlements. In the event that NOVIRIO is required to take action pursuant to subsection (a) above, SUMITOMO will cooperate with NOVIRIO to the extent commercially reasonable, including the joining of suit if necessary or desirable. NOVIRIO agrees not to settle or compromise any claim or proceeding relating to NOVIRIO Patent Rights in the Territory without obtaining the prior written consent of SUMITOMO, which consent will not to be unreasonably withheld.

6.8 Patent Invalidity Claim. If a Third Party at any time asserts a claim that any NOVIRIO Patent Right in the Territory is invalid or otherwise unenforceable (an "Invalidity Claim"), NOVIRIO will so notify SUMITOMO as soon as practically possible. NOVIRIO, at it's own expense, will prepare and formulate a response to and defend such Invalidity Claim. To the extent commercially reasonable, SUMITOMO agrees to cooperate with NOVIRIO in preparing and formulating a response and defending such Invalidity Claim. NOVIRIO will not settle or compromise any Invalidity Claim without the consent of SUMITOMO which consent will not be unreasonably withheld.

6.9 Patent Term Extensions. Wherever applicable in the Territory, the Parties will cooperate, if necessary and appropriate, with each other extend the term of the NOVIRIO Patent Rights. All filings for such extensions will be made by NOVIRIO.

6.10 Patent Marking. SUMITOMO agrees to comply with the patent marking statutes in each country in the Territory.


         ARTICLE 7. CONFIDENTIALITY.

7.1 Disclosure and Use of Confidential Information. Except as otherwise provided herein, unless the party receiving the Confidential Information (the "Receiving Party"), has obtained the prior written consent of the party (the "Disclosing Party") disclosing or on whose behalf Confidential Information is disclosed, the Receiving Party will hold in confidence and not disclose any Confidential Information. Further, the Receiving Party agrees to use the Confidential Information only for the purpose of this Agreement and will not use or exploit the Confidential Information, either directly or indirectly, for its own benefit or the benefit of another without the prior written consent of the Disclosing Party. These obligations of confidentiality and non-use will continue during the Term, and for a period of five (5) years after the termination of the Commercialization Agreement.

         Notwithstanding the foregoing, these mutual obligations of confidentiality will not apply to any information to the extent that such information is:

                  (i) independently developed by the Receiving Party as documented by prior written records outside the scope and not in violation of this Agreement;

                  (ii) legally in the public domain at the time of its receipt or thereafter legally becomes part of the public domain through no fault of the Receiving Party;

                  (iii) received without an obligation of confidentiality from a Third Party having the right to disclose such information;

                  (iv) released from the restrictions of this Article 6 by the prior written consent of the Disclosing Party; or

                  (v) as may be required for securing Regulatory Approval, or as may be required to be disclosed to a Regulatory Authority or as otherwise required by a court order or any law or regulation (including as may be required in connection with any filings made with the Securities and Exchange Commission or by the disclosure policies of a major stock exchange on which the securities of the Receiving Party are or may be reasonably expected to be traded); provided, however, that, at the Disclosing Party's request, the Receiving Party will request that the relevant judicial body, regulatory agency or Regulatory Authority or major stock exchange treat as confidential any Confidential Information of either Party included in any such disclosure and generally use diligent efforts to seek confidential treatment where available.

7.2 Scope of Confidentiality. Unless the prior written consent of the Disclosing Party has been received, each of NOVIRIO and SUMITOMO agree to limit the disclosure of any Confidential Information received hereunder to such Affiliates, employees, consultants and Permitted Sub-Distributors as is necessary to carry out the provisions of this Agreement and who are likewise bound by provisions equivalent to this Article 7 and to those Affiliates, employees, consultants or Third Parties as may be required in connection with corporate financing activities undertaken by or on behalf of the Receiving Party. The parties will take reasonable measures to assure that no unauthorized use or disclosure is made by persons to whom access to such Confidential Information is granted. Unauthorized use or disclosure by any person who has been given access to Confidential Information by a Receiving Party hereunder will be deemed to be unauthorized use or disclosure by such Receiving Party, and the Receiving Party will be responsible to the Disclosing Party hereunder. The Receiving Party will promptly report to the Disclosing Party any actual or suspected unauthorized use of the Confidential Information of the Disclosing Party and the Receiving Party will take all reasonable further steps requested by the Disclosing Party to prevent, control or remedy any such violation.

         ARTICLE 8. REPRESENTATIONS AND WARRANTIES.

8.1 Authority. SUMITOMO and NOVIRIO each represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement. NOVIRIO represents and warrants to SUMITOMO that it has, as of the Effective Date, access to and the right to use the technology necessary to perform its obligations hereunder.

8.2 Consents. SUMITOMO and NOVIRIO each represents and warrants that all necessary consents, approvals and authorizations of all government authorities and other persons, including all requisite corporate approvals, required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

8.3 Product Quality. NOVIRIO represents and warrants that the LdT Drug Product it supplies to SUMITOMO will be manufactured in accordance with the Specifications (to the extent applicable) and in full compliance with applicable Pharmaceutical Laws and regulations including without limitation cGMP as may be applicable in any country within the Territory.

8.4 No Conflict. SUMITOMO and NOVIRIO each represents and warrants that the execution and delivery of this Agreement, the performance of such Party's obligations hereunder and the implementation and execution of the Commercialization Plan (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not and will not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of such Party, except such consents as will have been obtained prior to the Effective Date.

8.5 Employee Obligations. SUMITOMO and NOVIRIO each represents and warrants that all of its employees, officers, and consultants have executed agreements or have existing obligations under law requiring, in the case of employees and officers, assignment to such Party of all inventions made during the course of and as the result of their association with such Party and obligating the individual to maintain as confidential the other Party's Confidential Information as well as confidential information of any Third Party which such Party may receive, to the extent required to support such Party's obligations under this Agreement.

8.6 Intellectual Property. To the knowledge of NOVIRIO, except as disclosed in writing by NOVIRIO to SUMITOMO, as of the Effective Date, the manufacture and sale of LdT Drug Product by NOVIRIO does not and will not infringe or conflict with the rights of any Third Party in respect of Know-How or issued patents or published patent applications owned by such Third Party, except where such infringement or conflict would not materially affect the ability of NOVIRIO to manufacture, use and sell LdT Drug Product. To the knowledge of NOVIRIO, as of the Effective Date, the NOVIRIO Technology is not being infringed by any Third Party, except where such infringement would not materially affect the ability of NOVIRIO to manufacture and supply SUMITOMO's requirements of LdT Drug Product. As of the Effective Date, there is, to the knowledge of NOVIRIO, no claim or demand of any person pertaining to, or any proceeding which is pending or threatened, that challenges the rights of NOVIRIO in respect of NOVIRIO Technology or NOVIRIO Patent Rights, except where such claim, notice, demand or proceeding would not materially adversely affect the ability of NOVIRIO to manufacture and supply to SUMITOMO's requirements of LdT Drug Product.

8.7 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT LDT DRUG PRODUCT WILL BE SUCCESSFULLY DEVELOPED, AND IF DEVELOPED, WILL HAVE COMMERCIAL UTILITY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         ARTICLE 9. OPTIONS FOR SUPPLY

         In the event that SUMITOMO desires to formulate LdT Drug Product by itself, SUMITOMO may notify NOVIRIO of its intention. Upon such notification, the Parties will enter into a good-faith discussion on the switch of the LdT Drug Product supply from formulated product to active ingredient form, including without limitation, the terms and conditions with respect to: (i) supply of the active ingredient form; (ii) product yield; (iii) supply; and (iv) inventory requirements.

         ARTICLE 10. OPTIONS AND RIGHT OF FIRST REFUSAL FOR OTHER DRUG
CANDIDATES.

10.1 Option for Commercialization Rights to NOVIRIO's [**]Hepatitis B Drug Candidates. NOVIRIO grants to SUMITOMO the [**] agreements with NOVIRIO relating, as the case may be, to the development and commercialization in the Territory of [**] NOVIRIO and/or its Affiliates' hepatitis B drug candidates which right may be exercisable on the terms and conditions set forth below by SUMITOMO during the period within which NOVIRIO and SUMITOMO are parties to this Commercialization Agreement relating to the development or commercialization of NOVIRIO drug candidates in the Field. NOVIRIO will offer such option to SUMITOMO in writing after NOVIRIO is in receipt of data from a Phase I/II dose escalating or similar clinical trial of such hepatitis B drug candidates. NOVIRIO shall [**] with respect to these drug candidates in the Territory [**]. [**], SUMITOMO shall have [**] and [**] thereafter to finalize definitive agreements relating to such transaction. If SUMITOMO does not communicate [**] in writing within such initial [**] period, SUMITOMO shall be deemed [**]. In that instance, NOVIRIO may[**] in the Territory.

10.2 [**] Drug Candidates. NOVIRIO grants to SUMITOMO, on and in accordance with the terms and conditions set forth in this Section 10.2, and in a good faith efforts to explore collaborative arrangement with SUMITOMO in [**] field, [**] relating to the development and commercialization of NOVIRIO's and/or its Affiliates' [**] drug candidates in the Territory. If, prior to the Effective Date of this Agreement, NOVIRIO has presented to SUMITOMO [**] drug and SUMITOMO [**], the provisions set forth in this Section 10.2 will be inoperative and without effect. If no such event has occurred prior to the Effective Date, during the Term, NOVIRIO agrees to provide a written notice (the "[**] Notice") to SUMITOMO detailing the [**] development and commercialization [**] the transaction[**] drug candidate. SUMITOMO shall have [**] after receipt from NOVIRIO of a [**] Notice to [**] NOVIRIO the [**] drug candidate [**] set forth in the [**] Notice. If SUMITOMO does not communicate [**] in writing within such period, SUMITOMO shall be deemed [**]. If SUMITOMO does [**], NOVIRIO shall [**]drug candidate on [**] to NOVIRIO than the [**] drug candidate in any manner it determines [**] drug candidates to SUMITOMO. To the extent SUMITOMO [**] pursuant to which it [**] drug candidate, NOVIRIO shall, on terms and conditions similar to those set forth in this Section 10.2, [**] drug candidate [**].

         ARTICLE 11.  TERM AND TERMINATION.

11.1 Term. This Agreement will become effective as of the Effective Date and, unless otherwise agreed by the parties, will continue in full force and effect in each country in the Territory for the longer of: (a) a period of ten (10) years after the Launch Date of LdT Drug Product in the Territory; (b) the date of expiration of the NOVIRIO Patent Rights which are the last to expire within the Territory; and thereafter as long as SUMITOMO continues to market, sell and distribute the LdT Drug Product in the Territory.

11.2 Automatic Termination. If the Development Agreement is terminated for any reason other than expiration, then this Agreement will automatically terminate.

11.3 Termination For Material Breach. Upon any material breach of this Agreement by either Party, the non-breaching party may terminate this Agreement by providing forty-five (45) Day written notice to the breaching party specifying the material breach. The termination will become effective at the end of the forty-five (45) Day period unless (a) the breaching party cures such breach during such forty-five (45) Day period, or (b) if such breach is not susceptible to cure within forty-five (45) Days of the receipt of written notice of the breach, the breaching party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately) and effects such cure within an additional sixty (60) Days after the end of such forty-five (45) Day period. Additionally, either Party may terminate this Agreement by notice in writing to the other Party if: (i) the non-terminating Party ceases for any reason to carry on its business or function as a going concern; or (ii) such Party is unable to pay its debts, becomes bankrupt or insolvent or enters into liquidation whether compulsorily or voluntarily, or convenes a meeting of its creditors, has a receiver appointed over all or part of its assets or takes or suffers any similar action in consequence of a debt which is either consented to by such Party or such action remains undismissed for more than one hundred twenty (120) Days. In the event of termination pursuant to this Section 11.3, the breaching Party, will not be relieved of any obligation to, in the case of SUMITOMO, pay for (i) milestones achieved and transfer price payments accrued prior to termination of this Agreement, (ii) noncancellable obligations existing at the time of termination of this Agreement and (iii) costs incurred prior to the termination of this Agreement, and in the case of NOVIRIO, to fulfill LdT Drug Product supply obligations arising prior to the termination of this Agreement.

11.4 Termination for reason other than Material Breach. In the event that SUMITOMO determines that it is unable to effectively market and sell LdT Drug Product due to a material reason, including without limitation unexpected occurrence of material side effect, which is beyond the reasonable control of SUMITOMO or the patent situation. SUMITOMO may, with the prior written approval of NOVIRIO, which shall not be unreasonably withheld, terminate this Agreement provided that such termination will not take effect earlier than six (6) months after notice of intended termination is given by SUMITOMO to NOVIRIO. In the event of termination by SUMITOMO pursuant to this Section 11.4, SUMITOMO for itself and its Affiliates agrees not to and to use Commercially Reasonable Efforts to not permit its Permitted

Sub-Distributors to promote, market or sell any generic product for a period of three (3) years after the termination pursuant to this Section 11.4 becomes effective.

11.5 Transfer of Documents. In the event that either NOVIRIO or SUMITOMO terminates this Agreement, NOVIRIO will, without further payment to SUMITOMO, have the right to utilize any and all data generated by SUMITOMO relating to the commercialization of LdT Drug Product within the Territory prior to such termination. Upon the written request of NOVIRIO, SUMITOMO will transfer to NOVIRIO any and all data as it relates to LdT Drug Product and transfer and assign to NOVIRIO all Regulatory Documents relating to LdT Drug Product. In the event that no such assignment may legally be made in any country in the Territory, SUMITOMO will continue to maintain such Regulatory Documents and will provide to NOVIRIO and/or NOVIRIO's Affiliates and/or their designees the right to cross-reference and rely upon all such Regulatory Documents.

11.6 No Damages upon Expiration or Termination. Except as otherwise set forth in this Agreement and without limiting either Party's claim for equitable relief or damages incurred as a result of a material breach of the terms of this Agreement, neither Party shall be entitled to any compensation, fees or damages as a result of the expiration or termination of this Agreement for reason other than material breach.

11.7 Survival. Upon expiration or termination of this Agreement for any reason, nothing in this Agreement will be construed to release either Party from any obligations that have matured prior to the effective date of expiration or termination; and the following provisions will survive such termination or expiration: Articles 1, 6.3, 6.6, 7, 10.2 (except in the event this Agreement is terminated by NOVIRIO pursuant to Section 11.3 hereof) and 11 and 13.

         ARTICLE 12.  DISPUTE RESOLUTION.

12.1 General. Any controversy, claim or dispute arising out of or relating to this Agreement will be settled, if possible, through good faith negotiations between the Parties. If, however, the Parties are unable to settle such dispute after good faith negotiations, the matter will be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) Days after referral. Such resolution, if any, of a referred issue will be final and binding on the Parties.

12.2 Failure of Executive Officers to Resolve Dispute. If the Executive Officers are unable to settle the dispute after good faith negotiation in the manner set forth above, then the dispute will be resolved in accordance with Section 12.3, below, which resolution will be final and binding upon the Parties.

12.3 Alternative Dispute Resolution. If the dispute has not been resolved by the Executive Officers within thirty (30) Days of referral in accordance with
Section 12.1, or if the Executive

Officers fail to meet within such thirty (30) Days, a Party may seek resolution of the dispute by initiating arbitration in accordance with the following provisions.

                  (a) All disputes arising out of this Agreement and referred to arbitration pursuant to this Article 12 will be finally resolved by arbitration conducted in English in accordance with the rules of the International Chamber of Commerce ("ICC") not inconsistent with the terms of this Agreement. The place of arbitration will be Tokyo, Japan if arbitration is brought by NOVIRIO, or Amsterdam, The Netherland, if arbitration is brought by SUMITOMO. The Parties hereby irrevocably consent to the jurisdiction, venue and convenience of such forum for the arbitration and any judicial action to enforce the arbitration panel's award.

                  The arbitration will be heard within sixty (60) Days of one Party's notice to the other Party of the inability to reach resolution on a matter in dispute and demand for arbitration. There will be no mandatory discovery prior to the arbitration and no formal rules of evidence other than those as the arbitrators may promulgate in their sole discretion by majority vote. The arbitration will consist of each party submitting their statement in a document not longer than 20 pages of the facts of the dispute, a proposed resolution and the grounds for such resolution. The arbitration will be held on one day's hearing before the arbitration panel starting at 9:00 A.M. and concluding at 4:00 P.M., with the losing Party paying the full costs of the arbitration and the reasonable costs and expenses of the prevailing Party including reasonable attorney's fees and costs and the costs of the arbitrators. The arbitration will be resolved by the majority of the arbitration panel selecting one of the two proposed resolutions as superior within two hours of the close of the day's arbitration hearing. Upon selection of one of the proposed resolutions such selected resolution will be the final and binding award of the arbitration regarding the dispute. Such award will be immediately enforceable as the final and binding arbitration of the matter both at the place of arbitration and any place of business or ownership of assets of either of the Parties. Each of the Parties irrevocably waives to the extent permitted by applicable law, any legal action for stay, review, injunction, setting aside, appeal or other form of judicial challenge to the full faith and credit recognition and full enforcement of all of the terms of such arbitration award in whatever court in whatever jurisdiction such enforcement of the arbitration award judgment may be sought.

                  Any arbitration will be conducted by an arbitration panel consisting of three (3) members, one appointed by each party and the third appointed by the first two members. Each Party will, at its discretion, appoint one arbitrator whose reputation for ethics, professionalism and knowledge of commercial dispute resolution cannot be reasonably objected to by either Party or who are not in conflict of interest with either Party.

                  (b) The arbitrators will be paid reasonable fees plus expenses agreed to prior to the arbitration.

         ARTICLE 13. MISCELLANEOUS PROVISIONS

13.1 INDEMNIFICATION.

                  (a) SUMITOMO. SUMITOMO agrees to defend NOVIRIO and its Affiliates at its cost and expense, and will indemnify and hold NOVIRIO and its Affiliates and their respective directors, officers, employees and agents (the "NOVIRIO Indemnified Parties") harmless from and against any losses, costs, damages, fees or expenses (including to the extent applicable reasonable attorney's fees and costs) arising out of any claim or Third Party action or proceeding relating to: (i) any breach by SUMITOMO of any of its material representations, warranties or obligations pursuant to this Agreement; or (ii) the development, use, marketing, sale or other disposition of LdT Drug Product by SUMITOMO, its Affiliates or Permitted Sub-Distributors to the extent that such losses, costs, damages, fees or expenses arise from the acts or failure to act of SUMITOMO and not from any defect, non-compliance with Specifications or any quality, condition or activity of the LdT Drug Products present when NOVIRIO supplied such LdT Drug Product to SUMITOMO which is the causative agent of the injury from which the claim or Third Party action or proceeding arises. In the event of any such claim or Third Party action or proceeding against the NOVIRIO Indemnified Parties, NOVIRIO will promptly notify SUMITOMO in writing of the claim and SUMITOMO will, at its option have the right to manage and control, at its sole expense, the defense of the claim and its settlement. The NOVIRIO Indemnified Parties will reasonably cooperate with SUMITOMO and may, at their option and expense, be represented in any such action or proceeding. SUMITOMO will not be liable for any litigation costs or expenses incurred by the NOVIRIO Indemnified Parties without SUMITOMO's prior written authorization provided however that a NOVIRIO Indemnified Party will have the right to retain its own separate legal counsel at the expense of SUMITOMO if: (i) SUMITOMO does not employ counsel reasonably satisfactory to the NOVIRIO Indemnified Party to take charge of the defense of such indemnifiable claim within a reasonable time after notice of commencement of the action; or (iii) representation of both SUMITOMO and the NOVIRIO Indemnified Party by the same counsel would be inappropriate due to actual or potential conflicting interests in which case, when the NOVIRIO Indemnified Party notifies SUMITOMO, SUMITOMO will not have the right to assume defense of the such action on behalf of the NOVIRIO Indemnified Party. SUMITOMO will not be responsible for the indemnification of any NOVIRIO Indemnified Party arising from any negligent or intentional acts by such party, or as the result of any settlement or compromise by the NOVIRIO Indemnified Parties without SUMITOMO's prior written consent, which will not be unreasonably withheld.

                  (b) NOVIRIO. NOVIRIO agrees to defend SUMITOMO and its Affiliates at its cost and expense, and will indemnify and hold SUMITOMO and its Affiliates and its respective directors, officers, employees and agents (the "SUMITOMO Indemnified Parties") harmless from and against any losses, costs, damages, fees or expenses (including to the extent applicable reasonable attorney's fees and costs) arising out of any claim or Third Party action or proceeding relating to (i) any breach by NOVIRIO of any of its material representations, warranties or obligations pursuant to this Agreement or (ii) personal injury arising from the use or sale of the LdT Drug Product when such product is handled, stored, delivered and used by SUMITOMO in accordance with appropriate procedures mutually agreed upon by the Parties. In the event of any such claim or Third Party action or proceeding against the SUMITOMO Indemnified Parties, SUMITOMO will promptly notify NOVIRIO in writing of the claim and NOVIRIO will, at it option, have the right to manage and control, at its sole expense, the defense of the claim and its settlement. The SUMITOMO Indemnified Parties will reasonably cooperate with NOVIRIO and may, at their option and expense, be represented in any such action or proceeding. NOVIRIO will not be liable for any litigation costs or expenses incurred by the SUMITOMO Indemnified Parties without NOVIRIO's prior written authorization provided however that a SUMITOMO Indemnified Party will have the right to retain its own separate legal counsel at the expense of NOVIRIO if: (i) NOVIRIO does not employ counsel reasonably satisfactory to the Sumitomo Indemnified Party to take charge of the defense of such indemnifiable claim within a reasonable time after notice of commencement of the action; or (iii) representation of both NOVIRIO and the SUMITOMO Indemnified Party by the same counsel would be inappropriate due to actual or potential conflicting interests in which case, when the Sumitomo Indemnified Party notifies NOVIRIO, NOVIRIO will not have the right to assume defense of the such action on behalf of the SUMITOMO Indemnified Party. In addition, NOVIRIO will not be responsible for the indemnification of any SUMITOMO Indemnified Party arising from any negligent or intentional acts by such party, or as the result of any settlement or compromise by the SUMITOMO Indemnified Parties without NOVIRIO's prior written consent, which will not be unreasonably withheld.

                  (c) The failure by an indemnified Party to comply with any provision of this Article 13.1 will not relieve an indemnifying Party of its obligations arising pursuant to this Article 13.1 except to the extent the indemnifying Party is adversely affected by such noncompliance.

13.2 Official Language. English will be the official language of this Agreement and all communications between the parties will be conducted or provided in that language.

13.3 No Grant of Licenses. Nothing contained in this Agreement will be deemed to grant SUMITOMO either expressly or impliedly, a license or other right or interest in any NOVIRIO Patent Rights, NOVIRIO Technology, NOVIRIO Inventions, Know-How, trademarks, trade name, logo or other similar property of NOVIRIO, except as may be necessary for SUMITOMO to market, sell and promote the LdT Drug Product in countries within the Territory during the Term.

13.4 Governing Law. This Agreement will be construed and the respective rights of the Parties hereto determined (including in any arbitration proceeding under Article 12, above) according to the substantive laws of the country of Japan, except matters of intellectual property law which will be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

13.5 Assignment. Neither NOVIRIO nor SUMITOMO may assign this Agreement in whole or in part without the consent of the other Party. Notwithstanding the foregoing, any Party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such Party.

13.6 Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, except for the continuing obligations of the Parties under that certain Confidentiality Agreement dated November 30, 2000 by and between the Parties. Any amendment or modification to this Agreement will be effective only if made in writing signed by both Parties.

13.7 Notices.

         Notices to NOVIRIO will be addressed to:

                  NOVIRIO B.V.
                  Locatellikade 1
                  106 AZ Amsterdam
                  The Netherlands
                  Attention:  Ms. Roos Matzinger
                  Facsimile No.:  31-20-67-30-016
         with a copy to:

                  Novirio Pharmaceuticals, Inc.
                  125 Cambridge Park Drive
                  Cambridge, MA  02140
                  Attention: Sr. Vice President, Business Development Facsimile No.: 617-250-3101

         Notices to SUMITOMO will be addressed to:

                  Sumitomo Pharmaceuticals Co., Ltd.
                  2-8, Dosomachi 2-chome
                  Chuo-ku, Osaka, Japan
                  Attention: Director, General Manager, Business Development and Licensing Office
                  Facsimile No.:  81-6233-2288

         with a copy to:

                  Sumitomo Pharmaceuticals Co., Ltd.
                  2-8, Dosomachi 2-chome
                  Chuo-ku, Osaka, Japan
                  Attention: Director, General Manager, Pharmaceuticals Sales Division
                  Facsimile No.:  81-6233-4643

         Any Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement will be in writing and will be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by confirmed facsimile transmission, in each case properly addressed in accordance with the paragraph above. The effective date of notice will be the actual date of receipt by the Party receiving the same.

13.8 Exports. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls that are beyond the reasonable control of either Party. SUMITOMO and NOVIRIO agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples, compounds or equipment received or generated under this Agreement in violation of any governmental regulations that may be applicable. SUMITOMO and NOVIRIO agree to obtain similar covenants from their Affiliates, Permitted Sub-Distributors s and contractors with respect to the subject matter of this
Section 13.8.

13.9 Force Majeure. No failure or omission by either Party hereto in the performance of any obligation of this Agreement will be deemed a breach of this Agreement or create any liability if the same will arise from any cause or causes beyond the control of the nonperforming Party, including, but not limited to: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes. A Party asserting such a force majeure event will notify the other Party promptly after the occurrence of an event resulting in the inability to perform. In addition to indicating the nature of such event, such notice will provide an assessment of the likely extent and duration of the event.

13.10 Press Release. The content and timing of any press release or similar publicity with respect to the execution of this Agreement will be agreed upon by the Parties in advance of such announcement. Each Party understands that this Agreement is likely to be of significant interest to investors, analysts and others, and that either Party therefore may make such press release with respect thereto. The Parties agree that any such press release will not contain Confidential Information and, if disclosure of Confidential Information is required by law or regulation, will make reasonable efforts to minimize such disclosure. Each Party agrees to provide to the other Party a copy of any press release as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party will provide the other with an advance copy of any press release at least five (5) Days prior to the scheduled disclosure. Each Party will have the right to expeditiously review and recommend changes to any announcement regarding this Agreement or the subject matter of this Agreement, provided that such announcement will be advanced to the other Party at least two (2) Days before its scheduled disclosure. Except as otherwise required by law, the Party whose press release has been reviewed will remove any information the reviewing Party reasonably deems to be inappropriate for disclosure.

13.11 Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement will be construed as authorization for either NOVIRIO or SUMITOMO to act as partners or as agents for the other. The Program Directors will remain employees of SUMITOMO or NOVIRIO, as the case may be.

13.12 No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against any Party.

13.13 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and will have no effect on the meaning of the provisions hereof.

13.14 No Implied Waivers; Rights Cumulative. No failure on the part of NOVIRIO or SUMITOMO to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor will any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

13.15 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed to carry out the intentions of the Parties as nearly as may be possible and (b) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction. The Parties will negotiate in good faith to replace any provision determined to be invalid, illegal or unenforceable with a provision which effects to the extent possible the intent of the original provision. To the extent permitted by applicable law, NOVIRIO and SUMITOMO hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

13.16 Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

                                        NOVIRIO B.V.

Witness: [illegible]                    By:     /s/Jean-Pierre Sommadossi
-----------------------------                -----------------------------------
                                                   Jean-Pierre Sommadossi, Ph.D.
                                                   Authorized Signatory

                                        Place of Signing:    Tokyo, Japan
                                                             -------------------

                                        Date of Signing:     September 17, 2001
                                                             -------------------

                                        SUMITOMO PHARMACEUTICALS CO., LTD.

         [illegible]                    By:     /s/Masaaki Yokotsuka
-----------------------------                -----------------------------------
                                                   Masaaki Yokotsuka
                                                   President

                                        Place of Signing:    Tokyo, Japan
                                                             -------------------

                                        Date of Signing:     September 17, 2001
                                                             -------------------

                                    EXHIBIT A

                                  PATENT RIGHTS

TITLE                       COUNTRY           FILING         SERIAL                    PATENT             STATUS
                                              DATE           NUMBER                    NUMBER
[**]                        [**]              [**]           [**]                      [**]               [**]
[**]                        [**]              [**]           [**]                      [**]               [**]
                            [**]              [**]           [**]                                         [**]
                            [**]              [**]           [**]                                         [**]
                            [**]              [**]           [**]                                         [**]
                            [**]              [**]           [**]                                         [**]
                            [**]              [**]           [**]                                         [**]
                            [**]                             [**]                                         [**]
                            [**]              [**]           [**]                                         [**]
                            [**]              [**]           [**]                                         [**]
                            [**]              [**]           [**]                                         [**]
                            [**]              [**]           [**]                                         [**]
                            [**]              [**]           [**]                                         [**]
                            [**]                             [**]                                         [**]
[**]                        [**]              [**]           [**]                                         [**]
[**]                        [**]              [**]           [**]                                         [**]

                                    EXHIBIT B

                                EXISTING PRODUCTS

                     SUMIFERON(R) (NATURAL ALPHA INTERFERON)